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                                                                   EXHIBIT 99(n)


                                AMBASSADOR FUNDS
                               MULTIPLE CLASS PLAN

         This Multiple Class Plan ("Plan") is adopted by AMBASSADOR FUNDS (the "Trust"), a Delaware business trust, with respect to all of the classes of shares ("Classes") of all of the series of the Trust designated on Schedule A attached hereto, as the same may be amended from time to time (the "Funds").

1. Purpose. The Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, as such term is defined by the Investment Company Act of 1940, as amended (the "1940 Act"), has determined to adopt this Plan, as amended and restated, in accordance with Rule 18f-3(d) under the 1940 Act to enable the Funds to provide appropriate services to certain designated Classes.

2. Separate Arrangements/Class Differences.

         (a) Designation of Classes: Each of the Funds may offer up to two classes of shares: Investor Shares and Institutional Shares.

         (b) Sales Charges: Purchases of Institutional Shares are not subject to any front-end sales charge, redemption fees, contingent deferred sales charge, or distribution fees pursuant to Rule 12b-1. Purchases and redemptions of Investor Shares are subject to distribution and marketing fees of up to 25 basis points per year pursuant to the Trust's Distribution Plan adopted pursuant to Rule 12b-1 (the "Rule 12b-1 Plan"), but are not otherwise subject to any other sales charges.

         (c) Distribution of Shares: Institutional Shares may be purchased directly from the Trust, through the Adviser to the Trust or through BISYS Fund Services, the Trust's Distributor. Investor Shares may be purchased through procedures established by the Distributor in connection with the employment by the Distributor of selling agents, brokers, and other financial intermediaries that desire to sell such class of shares.

         (e) Voting Rights: Shareholders of each class are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional share held. Shareholders of the Trust will vote in the aggregate and not by Fund or class, except (i) as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of shareholders of a particular Fund or class, and (ii) only holders of Investor Shares will be entitled to vote on matters applicable to that class which are submitted to shareholder vote with respect to the Rule 12b-1 Plan.

3. Expense Allocations. All or a portion of certain expenses may be attributable only to a particular class of shares of each Fund. These class expenses are charged directly to the net


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assets of the particular class and are borne on a pro rata basis by the shareholders of that class. The expenses incurred pursuant to the Rule 12b-1 Plan will be borne solely by the holders of Investor Shares, classes, as specified in the Rule 12b-1 Plan. Certain other expenses, not including advisory or custodial fees or other expenses related to the management of the Trust's assets, may, in the discretion of the Board of Trustees, also be charged to a particular class if such expenses are incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes. All other expenses will be allocated to each class on the basis of the relative net asset value of that class in relation to the net asset value of the Fund.

4. Dividends. As a result of fees charged by Investor Shares under the Rule 12b-1 Plan, dividends payable on Institutional Shares may be more than dividends payable on Investor Shares.

5. Termination and Amendment. This Plan may be terminated or amended pursuant to the requirements of Rule 18f-3(d) under the 1940 Act.

6. Effectiveness. This Plan shall become effective with respect to each class, to the extent required by Rule 18f-3, (a) after approval by a majority vote of the Trust's Board of Trustees, including a majority of the Trustees of the Trust who are not "interested persons" of the Trust and (b) upon execution of an exhibit adopting this Plan with respect to such class.


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                                   SCHEDULE A
                                       to
                                AMBASSADOR FUNDS
                               MULTIPLE CLASS PLAN

FUND AND CLASS OF SHARES                             EFFECTIVE DATE
------------------------                             --------------
Money Market Fund
      Institutional Shares                           September 26, 2001
      Investor Shares                                September 26, 2001





Signed on September 26, 2001:

AMBASSADOR FUNDS

/s/ Brian T. Jeffries

By: Brian T. Jeffries
Its: President



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